Exhibit 99.1

Dunkin' Brands Reports Second Quarter 2016 Results

Second quarter highlights include:

•	Dunkin' Donuts U.S. comparable store sales growth of 0.5%

•	Baskin-Robbins U.S. comparable store sales growth of 0.6%

•	Added 198 net new restaurants worldwide, including 73 net new Dunkin' Donuts in the U.S.

•	Revenues increased 2.3%

•	Diluted EPS increased 22.7% to $0.54

•	Diluted adjusted EPS increased 14.0% to $0.57

•	Dunkin' Donuts K-Cup® pods named one of the top new consumer packaged goods products by IRI Market Advantage

CANTON, Mass. (July 21, 2016) - Dunkin' Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin' Donuts (DD) and Baskin-Robbins (BR), today reported results for the second quarter ended June 25, 2016.
"We are pleased that we were able to grow both operating income and earnings per share at a significantly faster pace than revenue in the second quarter," said Dunkin' Brands Chairman and Chief Executive Officer Nigel Travis. "As for our five-part plan designed to drive Dunkin' Donuts U.S. comparable store sales growth, while we are still in the early phases of implementation and have not yet seen an acceleration of top-line sales, we are making significant progress with our initiatives. We are especially delighted with our efforts to continue to build our coffee authority, as evidenced by the second quarter growth in our espresso category and the launch of our Cold Brew coffee, and we continue to improve the guest experience through digital technologies like On-The-Go mobile ordering that enables DD Perks members to order in advance and skip to the front of the line."
"Consistent with our asset light-business model we are selling many of our company-owned stores, the majority of which are in the Dallas market, and as a result, are updating our revenue growth target for 2016 to three to five percent from four to six percent. We're pleased to have new and existing franchisees taking over this important market and look forward to the next phase of growth in Texas. We anticipate that by the end of the year, we will have fewer than 5 company-owned stores remaining," said Paul Carbone, Chief Financial Officer, Dunkin' Brands Group, Inc. "While the sale of these stores impacts our revenue growth, we do not anticipate that there will be a material impact to our profits. Therefore, we are reaffirming all of our other targets for our 2016 performance."

SECOND QUARTER 2016 KEY FINANCIAL HIGHLIGHTS

($ in millions, except per share data)	Three months ended		Increase (Decrease)
Amounts and percentages may not recalculate due to rounding	June 25, 2016	June 27, 2015	$ / #	%
Systemwide sales[1]	$2,774.9	2,672.4	102.4	3.8%
Comparable store sales growth (decline):
DD U.S.[2]	0.5%	2.8%
BR U.S.[2]	0.6%	4.1%
DD International	(3.1)%	(0.1)%
BR International	(6.6)%	(2.5)%
Development data:
Consolidated global net POD development[3]	198	154	44	28.6%
DD global PODs at period end	11,941	11,460	481	4.2%
BR global PODs at period end	7,728	7,635	93	1.2%
Consolidated global PODs at period end	19,669	19,095	574	3.0%
Financial data:
Revenues	$216.3	211.4	4.9	2.3%
Operating income	106.1	92.6	13.6	14.6%
Operating income margin	49.1%	43.8%
Adjusted operating income[4]	$111.3	103.0	8.3	8.1%
Adjusted operating income margin[4]	51.5%	48.7%
Net income	$49.6	42.3	7.3	17.2%
Adjusted net income[4]	52.7	48.5	4.1	8.5%
Earnings per share:
Common–basic	0.54	0.44	0.10	22.7%
Common–diluted	0.54	0.44	0.10	22.7%
Diluted adjusted earnings per share[4]	0.57	0.50	0.07	14.0%
Weighted average number of common shares – diluted (in millions)	92.5	96.9	(4.4)	(4.6)%
1 Systemwide sales include sales at franchisee- and company-operated restaurants, including joint ventures. While we do not record sales by franchisees or licensees as revenue and such sales are not included in our consolidated financial statements, we believe that this operating measure is important in obtaining an understanding of our financial performance. We believe systemwide sales information aids in understanding how we derive royalty revenue and in evaluating our performance relative to competitors. Beginning in the first quarter of fiscal year 2016, we began presenting systemwide sales rather than franchisee-reported sales, which excludes sales of company-operated restaurants, as we believe the systemwide sales information is a more complete metric in obtaining an understanding of our financial performance.
2 Comparable store sales growth for DD U.S. and BR U.S. for the three months ended June 27, 2015 have been revised to include only those restaurants that have been open at least 78 weeks (approximately 18 months) to conform to the current period calculation, whereas previously reported figures included only those restaurants that were open at least 54 weeks (approximately 12 months). Please refer to "Non-GAAP Measures and Statistical Data" for further detail.
3 Consolidated global net POD development for the three months ended June 25, 2016 reflects the previously-announced closing of 9 self-serve coffee stations within Speedway locations.
4 Adjusted operating income, adjusted operating income margin, and adjusted net income are non-GAAP measures reflecting operating income and net income adjusted for amortization of intangible assets, long-lived asset impairments, and certain other items, net of the tax impact of such adjustments in the case of adjusted net income. Diluted adjusted earnings per share is a non-GAAP measure calculated using adjusted net income. Please refer to “Non-GAAP Measures and Statistical Data” and “Dunkin' Brands Group, Inc. Non-GAAP Reconciliations” for further detail.
Global systemwide sales growth in the second quarter was primarily attributable to global store development and Dunkin' Donuts U.S. comparable store sales growth (which includes stores open 78 weeks or more).
Dunkin' Donuts U.S. comparable store sales growth in the second quarter was driven by increased average ticket offset by a decline in traffic. Growth was driven by strong beverage sales, led by iced coffee and hot and iced espresso-based beverages, and breakfast sandwiches, led by the GranDDe Burrito and the Bacon Supreme Omelet breakfast sandwich.

Baskin-Robbins U.S. comparable store sales growth was driven by increased average ticket offset by a decline in traffic. Growth was driven by sales of cups and cones led by the new Warm Cookie Ice Cream Sandwich.
In the second quarter, Dunkin' Brands franchisees and licensees opened 198 net new restaurants around the globe. This included 78 net new Baskin-Robbins International locations, 73 net new Dunkin' Donuts U.S. locations (including the closing of 9 Speedway self-serve coffee stations), 35 net new Dunkin' Donuts International locations, and 12 net new Baskin-Robbins U.S. locations. Additionally, Dunkin' Donuts U.S. franchisees remodeled 107 restaurants and Baskin-Robbins U.S. franchisees remodeled 36 restaurants during the quarter.
Revenues for the second quarter increased 2.3% compared to the prior year period due primarily to increased royalty income as a result of systemwide sales growth and an increase in other revenues due primarily to increased license fees recognized in connection with the Dunkin’ K-Cup® pod licensing agreement and an increase in transfer fee income. These increases in revenues were offset by a decrease in sales at company-operated restaurants driven by a net decrease in the number of company-operated restaurants, as well as a decrease in sales of ice cream and other products. As of June 25, 2016, there were 29 points of distribution that were company-operated.
Operating income and adjusted operating income for the second quarter increased $13.6 million, or 14.6%, and $8.3 million, or 8.1%, respectively, from the prior year period primarily as a result of the increases in royalty income and other revenues, offset by a decrease in net margin on ice cream and other products from international markets. Additionally, operating income in the prior year period was unfavorably impacted by costs incurred related to the final settlement of our Canadian pension plan as a result of the closure of our Canadian ice cream manufacturing plant in fiscal year 2012.
Net income and adjusted net income for the second quarter increased by $7.3 million, or 17.2%, and $4.1 million, or 8.5%, respectively, compared to the prior year period primarily as a result of the increases in operating income and adjusted operating income of $13.6 million and $8.3 million, respectively, offset by an increase in income tax expense.
Diluted earnings per share and diluted adjusted earnings per share increased by 22.7% to $0.54 and 14.0% to $0.57, respectively, for the second quarter compared to the prior year period as a result of the increases in net income and adjusted net income, respectively, as well as a decrease in shares outstanding. The decrease in shares outstanding from the prior year period was due primarily to the repurchase of shares since the second quarter of 2015, offset by the exercise of stock options.

SECOND QUARTER 2016 SEGMENT RESULTS

Beginning in the first quarter of fiscal year 2016, certain segment profit amounts in the tables below have been reclassified as a result of the realignment of our organizational structure to better support our segment operations, including the allocation of previously unallocated costs. Additionally, revenues, segment profit, points of distribution information, and systemwide sales related to restaurants located in Puerto Rico were previously included in the Baskin-Robbins International segment, but are now included in the Baskin-Robbins U.S. segment based on functional responsibility. Prior period amounts in the tables below have been revised to reflect these changes for all periods presented.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' Donuts U.S.	June 25, 2016	June 27, 2015	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales growth[1]	0.5%	2.8%
Systemwide sales (in millions)[2]	$2,056.9	1,961.6	95.2	4.9%

Revenues:
Royalty income	$112,031	106,343	5,688	5.3%
Franchise fees	9,337	8,661	676	7.8%
Rental income	24,928	25,613	(685)	(2.7)%
Sales at company-operated restaurants	4,643	7,727	(3,084)	(39.9)%
Other revenues	2,721	1,424	1,297	91.1%
Total revenues	$153,660	149,768	3,892	2.6%

Segment profit	$116,085	108,308	7,777	7.2%

Points of distribution	8,573	8,240	333	4.0%
Gross openings	107	115	(8)	(7.0)%
Net openings[3]	73	80	(7)	(8.8)%
1 Comparable store sales growth for the three months ended June 27, 2015 have been revised to include only those restaurants that have been open at least 78 weeks (approximately 18 months) to conform to the current period calculation. Please refer to "Non-GAAP Measures and Statistical Data" for further detail.
2 Systemwide sales include sales at franchisee- and company-operated restaurants, including joint ventures. We do not record sales by franchisees or licensees as revenue and such sales are not included in our consolidated financial statements. Please refer to “Non-GAAP Measures and Statistical Data” for further detail. Beginning in the first quarter of fiscal year 2016, we began presenting systemwide sales rather than franchisee-reported sales, which excludes sales of company-operated restaurants.
3 Net openings reflects the previously-announced closing of 9 self-serve coffee stations within Speedway locations.
Dunkin' Donuts U.S. second quarter revenues of $153.7 million represented an increase of 2.6% over the prior year period. The increase was primarily a result of increased royalty income due to an increase in systemwide sales, as well as an increase in other revenues driven primarily by increases in transfer fee income and refranchising gains, offset by a decrease in sales at company-operated restaurants due to a net decrease in the number of company-operated restaurants.
Dunkin' Donuts U.S. segment profit in the second quarter increased $7.8 million over the prior year period to $116.1 million, which was driven primarily by the increases in royalty income and other revenues, as well as an increase in other operating income due primarily to a gain recognized in connection with the sale of company-operated restaurants.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' Donuts International	June 25, 2016	June 27, 2015	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales decline	(3.1)%	(0.1)%
Systemwide sales (in millions)[1]	$175.0	173.6	1.4	0.8%

Revenues:
Royalty income	$4,218	4,087	131	3.2%
Franchise fees	643	1,334	(691)	(51.8)%
Rental income	—	5	(5)	(100.0)%
Other revenues	357	(5)	362	n/m
Total revenues	$5,218	5,421	(203)	(3.7)%

Segment profit	$1,975	2,543	(568)	(22.3)%

Points of distribution	3,368	3,220	148	4.6%
Gross openings	100	126	(26)	(20.6)%
Net openings	35	13	22	169.2%
1 Systemwide sales include sales at franchisee- and company-operated restaurants, including joint ventures. We do not record sales by franchisees or licensees as revenue and such sales are not included in our consolidated financial statements. Please refer to “Non-GAAP Measures and Statistical Data” for further detail.
Dunkin' Donuts International second quarter systemwide sales increased 0.8% from the prior year period. Sales growth in Asia and Europe was offset by a decline in South Korea. Sales in South Korea, South America, and Asia were negatively impacted by unfavorable foreign exchange rates. On a constant currency basis, systemwide sales increased by approximately 5%.
Dunkin' Donuts International second quarter revenues of $5.2 million represented a decrease of 3.7% from the prior year period. The decrease in revenues was primarily a result of a decline in franchise fees, offset by an increase in other revenues due to an increase in transfer fee income, as well as an increase in royalty income.
Segment profit for Dunkin' Donuts International decreased $0.6 million to $2.0 million in the second quarter primarily as a result of a decrease in net income from our South Korea joint venture, as well as the decrease in revenues.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins U.S.	June 25, 2016	June 27, 2015	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales growth[1]	0.6%	4.1%
Systemwide sales (in millions)[2]	$183.0	181.2	1.8	1.0%

Revenues:
Royalty income	$8,824	8,682	142	1.6%
Franchise fees	171	148	23	15.5%
Rental income	721	778	(57)	(7.3)%
Sales of ice cream and other products	661	1,293	(632)	(48.9)%
Other revenues	3,361	3,251	110	3.4%
Total revenues	$13,738	14,152	(414)	(2.9)%

Segment profit	$10,738	9,590	1,148	12.0%

Points of distribution	2,530	2,528	2	0.1%
Gross openings	31	22	9	40.9%
Net openings	12	2	10	500.0%
1 Comparable store sales growth for the three months ended June 27, 2015 have been revised to include only those restaurants that have been open at least 78 weeks (approximately 18 months) to conform to the current period calculation. Please refer to "Non-GAAP Measures and Statistical Data" for further detail.
2 Systemwide sales include sales at franchisee- and company-operated restaurants, including joint ventures. We do not record sales by franchisees or licensees as revenue and such sales are not included in our consolidated financial statements. Please refer to “Non-GAAP Measures and Statistical Data” for further detail. Additionally, the prior period has been revised to reflect a reclassification of systemwide sales generated in Puerto Rico from Baskin-Robbins International to Baskin-Robbins U.S.
Baskin-Robbins U.S. second quarter revenue decreased 2.9% from the prior year period to $13.7 million due primarily to a decrease in sales of ice cream and other products, offset by an increase in royalty income and an increase in other revenues driven by an increase in licensing income. A portion of the fluctuations in licensing income and sales of ice cream and other products can be attributed to a shift in certain franchisees that previously purchased ice cream from the Company are now purchasing ice cream directly from our third-party ice cream manufacturer through which we earn a licensing fee.
Segment profit for Baskin-Robbins U.S. increased $1.1 million in the second quarter, or 12.0%, over the prior year period primarily as a result of a reduction in general and administrative expenses, due primarily to expenses incurred in the prior year period related to brand-building activities and incentive compensation, as well as the increases in other revenues and royalty income.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins International	June 25, 2016	June 27, 2015	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales decline	(6.6)%	(2.5)%
Systemwide sales (in millions)[1]	$360.0	356.1	4.0	1.1%

Revenues:
Royalty income	$1,765	1,645	120	7.3%
Franchise fees	206	243	(37)	(15.2)%
Rental income	113	119	(6)	(5.0)%
Sales of ice cream and other products	32,716	33,462	(746)	(2.2)%
Other revenues	40	103	(63)	(61.2)%
Total revenues	$34,840	35,572	(732)	(2.1)%

Segment profit	$11,079	11,764	(685)	(5.8)%

Points of distribution	5,198	5,107	91	1.8%
Gross openings	139	123	16	13.0%
Net openings	78	59	19	32.2%
1 Systemwide sales include sales at franchisee- and company-operated restaurants, including joint ventures. We do not record sales by franchisees or licensees as revenue and such sales are not included in our consolidated financial statements. Please refer to “Non-GAAP Measures and Statistical Data” for further detail. The prior period has been revised to reflect a reclassification of systemwide sales generated in Puerto Rico from Baskin-Robbins International to Baskin-Robbins U.S.
Baskin-Robbins International systemwide sales increased 1.1% in the second quarter compared to the prior year period driven by sales growth in Japan and the Middle East, offset by sales declines in South Korea and Europe. Sales in Japan were positively impacted by favorable foreign exchange rates while sales in South Korea, Europe, and Asia were negatively impacted by unfavorable foreign exchange rates. On a constant currency basis, systemwide sales increased by approximately 1%.
Baskin-Robbins International second quarter revenues decreased 2.1% from the prior year period to $34.8 million due primarily to a decrease in sales of ice cream products. Systemwide sales and sales of ice cream products are not directly correlated within a given period due to the lag between shipment of products to licensees and retail sales at franchised restaurants, as well as the overall timing of deliveries between fiscal quarters.
Second quarter segment profit decreased 5.8% from the prior year period to $11.1 million as a result of a decrease in net income from our South Korea joint venture and a decrease in net margin on ice cream driven primarily by a decline in sales volume and an increase in commodity costs, offset by a reduction in bad debt expense and other general and administrative expenses.

COMPANY UPDATES

•
The Company today announced that the Board of Directors declared a third quarter cash dividend of $0.30 per share, payable on August 31, 2016 to shareholders of record as of the close of business on August 22, 2016.

•
Earlier this week the Company announced that in the first year since Dunkin’ K-Cup® pods were made available at retail outlets nationwide through partners The J.M. Smucker Company (NYSE: SJM) and Keurig Green Mountain, Inc. (NASDAQ: GMCR), more than 300 million of Dunkin’ K-Cup Pods were sold with retail sales totaling nearly $220 million. IRI Market Advantage, a market research company focused on the consumer packaged goods industry, reported the results and included Dunkin’ K-Cup pods on its list of Rising Stars in Food & Beverage.

FISCAL YEAR 2016 TARGETS
As described below, the Company is reiterating and updating certain targets regarding its 2016 expectations. The Company is now also including GAAP targets for operating income and diluted earnings per share.

•	The Company continues to expect Dunkin' Donuts U.S. comparable store sales growth of 0 to 2 percent and Baskin-Robbins U.S. comparable store sales growth of 1 to 3 percent.

•
The Company continues to expect that Dunkin' Donuts U.S. will add between 430 and 460 net new restaurants, excluding the closure of approximately 30 Speedway self-serve coffee stations. The Company continues to expect Baskin-Robbins U.S. will add between 5 and 10 net new restaurants.

•
Internationally, the Company continues to target opening approximately 200 net new restaurants across the two brands. It continues to expect net income of equity method investments to be slightly less than 2015 full-year results.

•
The Company now expects revenue growth of between 3 and 5 percent as a result of the sale of company-owned stores in the second quarter as well as anticipated future sales of company-owned stores in 2016.

•	The Company expects GAAP operating income growth of between 27 and 30 percent and GAAP diluted earnings per share of $2.02 to $2.08 on a 53-week basis.

•	The Company continues to expect adjusted operating income growth of between 8 and 10 percent and diluted adjusted earnings per share of $2.20 to $2.22 on a 53-week basis.

•	The Company is updating its full-year share count guidance to 93,000,0000 (previously it was 94,000,000). It continues to expect a 38.5 percent tax rate.

•
Fiscal year 2016 is a 53-week year for the Company. The target ranges for revenue, GAAP operating income growth, and adjusted operating income growth are applicable on both a 52- and 53-week basis. The impact of the 53rd week on GAAP diluted earnings per share and diluted adjusted earnings per share is approximately $0.03.

The foregoing non-GAAP forward-looking financial measures are reconciled from the respective measures determined under GAAP in the attached tables “Dunkin' Brands Group, Inc. Non-GAAP Reconciliations.”

Conference Call
As previously announced, Dunkin' Brands will be holding a conference call today at 8:00 am ET hosted by Nigel Travis, Chairman & Chief Executive Officer, and Paul Carbone, Chief Financial Officer. The dial-in number is (866) 393-1607 or (914) 495-8556, conference number 38608255. Dunkin' Brands will broadcast the conference call live over the Internet at http://investor.dunkinbrands.com. A replay of the conference call will be available on the Company's website at http://investor.dunkinbrands.com.
The Company's consolidated statements of operations, condensed consolidated balance sheets, condensed consolidated statements of cash flows and other additional information have been provided with this press release. This information should be reviewed in conjunction with this press release.

Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations.  Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” or “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.   By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future.  These risk and uncertainties include, but are not limited to: the ongoing level of profitability of franchisees and licensees; our franchisees' and licensees' ability to sustain same store sales growth; changes in working relationships with our franchisees and licensees and the actions of our franchisees and licensees; our master franchisees' relationships with sub-franchisees; the strength of our brand in the markets in which we compete; changes in competition within the quick-service restaurant segment of the food industry; changes in consumer behavior resulting from changes in technologies or alternative methods of delivery; economic and political conditions in the countries where we operate; our substantial indebtedness; our ability to protect our intellectual property rights; consumer preferences, spending patterns and demographic trends; the impact of seasonal changes, including weather effects, on our business; the success of our growth strategy and international development; changes in commodity and food prices, particularly coffee, dairy products and sugar, and other operating costs; shortages of coffee; failure of our network and information technology systems; interruptions or shortages in the supply of products to our franchisees and licensees; the impact of food borne-illness or food safety issues or adverse public or media opinions regarding the health effects of consuming our products; our ability to collect royalty payments from our franchisees and licensees; the ability of our franchisees and licensees to open new restaurants and keep existing restaurants in operation; our ability to retain key personnel; any inability to protect consumer credit card data and catastrophic events.

Forward-looking statements reflect management's analysis as of the date of this press release.  Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our most recent annual report on Form 10-K. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures and Statistical Data

In addition to the GAAP financial measures set forth in this press release, the Company has included certain non-GAAP measurements such as adjusted operating income, adjusted operating income margin, adjusted operating income growth, adjusted net income, and diluted adjusted earnings per share, which present operating results on a basis adjusted for certain items. The Company uses these non-GAAP measures as key performance measures for the purpose of evaluating performance internally. We also believe these non-GAAP measures provide our investors with useful information regarding our historical operating results. These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with GAAP. Use of the terms adjusted operating income, adjusted operating income margin, adjusted operating income growth, adjusted net income, and diluted adjusted earnings per share may differ from similar measures reported by other companies. These non-GAAP measures are reconciled from the respective measures determined under GAAP in the attached tables “Dunkin' Brands Group, Inc. Non-GAAP Reconciliations.”

Additionally, the Company has included metrics such as systemwide sales and comparable store sales growth, which are commonly used statistical measures in the quick service restaurant industry and are important to understanding the Company's performance.

Systemwide sales include sales at franchisee- and company-operated restaurants, including joint ventures. While we do not record sales by franchisees, licensees, or joint ventures as revenue, and such sales are not included in our consolidated financial statements, we believe that this operating measure is important in obtaining an understanding of our financial performance. We believe systemwide sales information aids in understanding how we derive royalty revenue and in evaluating our performance relative to competitors.

The Company uses “DD U.S. comparable store sales growth” and “BR U.S. comparable store sales growth,” which are calculated by including only sales from franchisee- and company-operated restaurants that have been open at least 78 weeks and that have reported sales in the current and comparable prior year week. Previously, DD U.S. comparable store sales growth and BR U.S. comparable store sales growth were calculated including only sales from franchisee- and company-operated restaurants that had been open at least 54 weeks and that had reported sales in the current and comparable prior year week. The calculation of this operating measure was revised in the third quarter of 2015 to more accurately reflect sales growth at comparable stores by minimizing the impact of strong new store openings, particularly as we develop in newer markets. All prior year amounts have been revised to conform to the 78-week calculation. There was no financial statement impact from revising the calculation of this operating measure.

The Company uses “DD International comparable store sales growth” and "BR International comparable store sales growth," which are calculated by including only sales from franchisee- and company-operated restaurants that have been open at least 54 weeks and that have reported sales in the current and comparable prior year week.

About Dunkin' Brands Group, Inc.

With more than 19,000 points of distribution in more than 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of the second quarter 2016, Dunkin' Brands' nearly 100 percent franchised business model included more than 11,900 Dunkin' Donuts restaurants and more than 7,700 Baskin-Robbins restaurants. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)	Karen Raskopf (Media)
Director, Investor Relations	SVP, Corporate Communications
Dunkin’ Brands Group, Inc.	Dunkin’ Brands Group, Inc.
investor.relations@dunkinbrands.com	karen.raskopf@dunkinbrands.com
781-737-3200	781-737-5200

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)
	Three months ended		Six months ended
	June 25, 2016	June 27, 2015	June 25, 2016	June 27, 2015

Revenues:
Franchise fees and royalty income	$137,195	131,143	260,978	246,468
Rental income	25,769	26,535	48,994	50,162
Sales of ice cream and other products	33,966	35,410	59,857	58,478
Sales at company-operated restaurants	4,643	7,727	10,313	14,285
Other revenues	14,736	10,609	25,943	27,936
Total revenues	216,309	211,424	406,085	397,329
Operating costs and expenses:
Occupancy expenses—franchised restaurants	13,614	13,717	26,810	27,235
Cost of ice cream and other products	22,827	22,876	40,061	38,222
Company-operated restaurant expenses	5,297	7,757	11,790	14,615
General and administrative expenses, net	63,459	68,349	124,654	126,189
Depreciation	5,178	4,991	10,311	10,101
Amortization of other intangible assets	5,568	6,181	11,329	12,381
Long-lived asset impairment charges	4	—	97	264
Total operating costs and expenses	115,947	123,871	225,052	229,007
Net income of equity method investments	3,717	3,951	6,681	6,898
Other operating income, net	2,062	1,084	3,760	1,108
Operating income	106,141	92,588	191,474	176,328
Other income (expense), net:
Interest income	124	116	273	238
Interest expense	(24,972)	(25,095)	(49,853)	(47,259)
Loss on debt extinguishment and refinancing transactions	—	—	—	(20,554)
Other losses, net	(102)	(12)	(472)	(557)
Total other expense, net	(24,950)	(24,991)	(50,052)	(68,132)
Income before income taxes	81,191	67,597	141,422	108,196
Provision for income taxes	31,601	25,148	54,678	40,322
Net income including noncontrolling interests	49,590	42,449	86,744	67,874
Net income (loss) attributable to noncontrolling interests	—	131	—	(75)
Net income attributable to Dunkin’ Brands	$49,590	42,318	86,744	67,949

Earnings per share—basic	$0.54	0.44	0.95	0.69
Earnings per share—diluted	0.54	0.44	0.94	0.69

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)
	June 25, 2016	December 26, 2015
Assets
Current assets:
Cash and cash equivalents	$248,206	260,430
Restricted cash	72,150	71,917
Accounts, notes, and other receivables, net	88,023	128,360
Other current assets	92,285	97,117
Total current assets	500,664	557,824
Property and equipment, net	179,349	182,614
Equity method investments	112,274	106,878
Goodwill and other intangible assets, net	2,278,963	2,290,796
Other assets	59,145	59,007
Total assets	$3,130,395	3,197,119
Liabilities and Stockholders’ Deficit
Current liabilities:
Current portion of long-term debt	$25,000	25,000
Accounts payable	18,061	18,663
Other current liabilities	310,482	375,129
Total current liabilities	353,543	418,792
Long-term debt, net	2,411,234	2,420,600
Deferred income taxes, net	468,139	476,510
Other long-term liabilities	101,173	101,960
Total long-term liabilities	2,980,546	2,999,070
Total stockholders’ deficit	(203,694)	(220,743)
Total liabilities and stockholders’ deficit	$3,130,395	3,197,119

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Six months ended
	June 25, 2016	June 27, 2015

Net cash provided by operating activities	$80,043	47,677
Cash flows from investing activities:
Additions to property and equipment	(6,775)	(14,362)
Proceeds from sale of real estate and company-operated restaurants	7,427	1,586
Other, net	(872)	(2,887)
Net cash used in investing activities	(220)	(15,663)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	2,500,000
Repayment of long-term debt	(12,500)	(1,825,273)
Payment of debt issuance and other debt-related costs	—	(41,301)
Dividends paid on common stock	(54,851)	(50,815)
Repurchases of common stock, including accelerated share repurchases	(30,000)	(493,869)
Exercise of stock options	3,933	6,364
Change in restricted cash	50	(6,866)
Other, net	1,245	613
Net cash provided by (used in) financing activities	(92,123)	88,853
Effect of exchange rates on cash and cash equivalents	76	(351)
Increase (decrease) in cash and cash equivalents	(12,224)	120,516
Cash and cash equivalents, beginning of period	260,430	208,080
Cash and cash equivalents, end of period	$248,206	328,596

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Non-GAAP Reconciliations
(In thousands, except share and per share data)
(Unaudited)
	Three months ended		Six months ended
	June 25, 2016	June 27, 2015	June 25, 2016	June 27, 2015
Operating income	$106,141	92,588	191,474	176,328
Operating income margin	49.1%	43.8%	47.2%	44.4%
Adjustments:
Amortization of other intangible assets	$5,568	6,181	11,329	12,381
Long-lived asset impairment charges	4	—	97	264
Transaction-related costs(a)	9	127	64	281
Bertico and related litigation(b)	(428)	—	(428)	(2,753)
Settlement of Canadian pension plan(c)	—	4,075	—	4,075
Adjusted operating income	$111,294	102,971	202,536	190,576
Adjusted operating income margin	51.5%	48.7%	49.9%	48.0%

Net income attributable to Dunkin' Brands	$49,590	42,318	86,744	67,949
Adjustments:
Amortization of other intangible assets	5,568	6,181	11,329	12,381
Long-lived asset impairment charges	4	—	97	264
Transaction-related costs(a)	9	127	64	281
Bertico and related litigation(b)	(428)	—	(428)	(2,753)
Settlement of Canadian pension plan(c)	—	4,075	—	4,075
Loss on debt extinguishment and refinancing transactions	—	—	—	20,554
Tax impact of adjustments(d)	(2,061)	(4,153)	(4,425)	(13,921)
Adjusted net income	$52,682	48,548	93,381	88,830

Adjusted net income	$52,682	48,548	93,381	88,830
Weighted average number of common shares – diluted	92,451,913	96,876,510	92,535,091	99,189,474
Diluted adjusted earnings per share	$0.57	0.50	1.01	0.90

(a) Represents non-capitalizable costs incurred as a result of the securitized financing facility, which was completed in January 2015.
(b) Adjustment for the three and six months ended June 25, 2016 represents a net reduction to legal reserves for the Bertico litigation based upon final agreement of interest and related costs associated with the judgment. Adjustment for the six months ended June 27, 2015 represents a net reduction to legal reserves for the Bertico litigation and related matters, as a result of the Quebec Court of Appeals (Montreal) ruling to reduce the damages assessed against the Company in the Bertico litigation from approximately C$16.4 million to approximately C$10.9 million, plus costs and interest.

(c) Represents costs incurred related to the final settlement of our Canadian pension plan as a result of the closure of our Canadian ice cream manufacturing plant in fiscal year 2012.
(d) Tax impact of adjustments calculated at a 40% effective tax rate.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Non-GAAP Reconciliations (continued)
(In millions, except per share data)
(Unaudited)
	Fiscal year ended			% Increase
	December 31, 2016		December 26, 2015
	Low	High	Actual	Low	High
	(projected, 53 weeks)	(projected, 53 weeks)	(as reported, 52 weeks)
Operating income	$406.7	416.4	319.6	27%	30%
Adjustments:
Amortization of other intangible assets	22.7	22.2	24.7
Long-lived asset impairment charges	3.5	0.3	0.6
Transaction-related costs(a)	0.6	0.1	0.4
Bertico and related litigation(b)	(0.4)	(0.4)	(2.8)
Settlement of Canadian pension plan(c)	—	—	4.1
Japan joint venture impairment, net(d)	—	—	53.9
Adjusted operating income	$433.1	438.6	400.5	8%	10%

(a) Represents non-capitalizable costs incurred as a result of the securitized financing facility, which was completed in January 2015.
(b) Adjustment for the fiscal year ended December 31, 2016 represents a net reduction to legal reserves for the Bertico litigation based upon final agreement of interest and related costs associated with the judgment. Adjustment for the fiscal year ended December 26, 2015 represents a net reduction to legal reserves for the Bertico litigation and related matters, as a result of the Quebec Court of Appeals (Montreal) ruling to reduce the damages assessed against the Company in the Bertico litigation from approximately C$16.4 million to approximately C$10.9 million, plus costs and interest.

(c) Represents costs incurred related to the final settlement of our Canadian pension plan as a result of the closure of our Canadian ice cream manufacturing plant in fiscal year 2012.
(d) Amount consists of an other-than-temporary impairment of the investment in the Japan joint venture of $54.3 million, less a reduction in depreciation and amortization of $0.4 million resulting from the allocation of the impairment charge to the underlying long-lived assets of the joint venture.

	Fiscal year ended December 31, 2016
	Low	High
	(projected, 53 weeks)	(projected, 53 weeks)
Diluted earnings per share	$2.02	2.08
Adjustments:
Amortization of other intangible assets	0.24	0.24
Long-lived asset impairment charges	0.04	—
Transaction-related costs(e)	0.01	—
Tax impact of adjustments(f)	(0.11)	(0.10)
Diluted adjusted earnings per share	$2.20	2.22

(e) Represents non-capitalizable costs incurred as a result of the securitized financing facility, which was completed in January 2015.
(f) Tax impact of adjustments calculated at a 40% effective tax rate.